June 27, 2003



Richard T. Ludlow
136 East South Temple, Suite 1700-A
Salt Lake City, Utah 84111

     Re:  Rescon Technology Corporation, a Nevada corporation (the
"Company")

Dear Mr. Ludlow:

     Thank you for your letter dated June 27, 2003, regarding the S-8 proposals of the Securities and Exchange Commission, which I have reviewed.

     I am not a public relations person for the Company or any other entity. I have not and do not intend to raise any funding for the Company. The services I will render and intend to render for the benefit of the Company include providing advice, documentation and information only to the Company regarding the services I have performed as outlined in the Consulting Agreement, and that no services rendered under the Consulting Agreement shall be "capital raising" services as that term may be deemed to be services that promote or maintain a market for the securities of the Company.

     I acknowledge receipt of a copy of the written Consulting Agreement and that I have access to the website of the Securities and Exchange Commission where I have reviewed all reports filed by the Company with the Securities and Exchange Commission during the past 12 months.



                                   Very truly yours,

                                   POULTON & YORDAN


                                   Ronald L. Poulton
                                   Attorney at Law